Exhibit 10.26

First Amendment to the Employment Agreement

Between Univar Inc. and Steven Nielsen

WHEREAS, Univar Inc. (“UI”) and Steven Nielsen (“Executive”) have entered into an employment agreement dated April 14, 2008 (“Agreement”); and

WHEREAS, pursuant to Section 21 of the Agreement, the parties can amend the Agreement through a written amendment signed by Executive and the Chief Executive Officer of UI; and

WHEREAS, the parties desire to amend the provisions regarding loans related to Executive’s opportunity to buy certain equity interests.

NOW, THEREFORE, the Agreement is hereby amended as follows, effective April 9, 2009:

The third and fourth sentences of Section 4.2.2 of the Agreement are amended in their entirety to read as follows:

Such loan shall bear interest at the Applicable Federal Rate described in section 1274(d)(l) the Internal Revenue Code of 1986, as amended, that is appropriate for the Note created by the Agreement as determined by UI based on the terms of the loan including, without limitation, the duration and repayment schedule for the loan. The amount equal to twenty percent (20%) of Executive’s net after- tax proceeds from the Annual Bonus from time to time (if any) shall be paid to UI and applied on the relevant Payment Date towards the repayment of any outstanding principal and interest on such loan. Executive may estimate his total taxes on the Annual Bonus for purposes of determining the net after-tax proceeds.

Acknowledged and agreed to by:

UNIVAR INC.

By:
Its Chief Executive Officer Gary E. Pruitt

By:
Steven Nielsen